EXHIBIT 5

[Letterhead of Legal Counsel AstraZeneca]

August 4, 2008

Securities and Exchange Commission
100 F Street, NW
Washington, D.C. 20549

Dear Sirs:

In connection with this Registration Statement on Form S-8 (the “Registration Statement”) to register under the Securities Act of 1933, as amended, 58,195,000 American Depositary Receipts of the Company’s common stock, par value £0.25 per share (the “Shares”), deliverable pursuant to the AstraZeneca Share Option Plan, Restricted Share Plan, Performance Share Plan, Deferred Bonus Plan, Pharmaceuticals LP Executive Performance Share Plan, Pharmaceuticals LP 2007 Restricted Stock Unit Award Plan and MedImmune, Inc. 2008 Restricted Stock Unit Award Plan (the “Plans”), I have examined originals or copies, certified or otherwise identical to my satisfaction of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion.

Upon the basis of the foregoing, I am of the opinion that the Shares, when delivered in accordance with the Plans upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ann Booth-Barbarin
Ann Booth-Barbarin
Senior Counsel and Assistant Secretary